EXHIBIT 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Polly Schwerdt Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Record Quarter; Announces Two-for-One Stock Split and Cash Dividend

Cayman Islands/May 3, 2006/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record first quarter ended April 1, 2006.

First Quarter 2006 Financial highlights:

•	Total revenue of $322.3 million, up 67% from $192.7 million in first quarter 2005
•	Automotive/Mobile segment revenue increased 252% to $150.7 million in first quarter 2006
•	Outdoor/Fitness segment revenue increased 21% to $63.7 million in first quarter 2006
•	Marine segment revenue increased 21% to $50.7 million in first quarter 2006
•	Aviation segment revenue increased 4% to $57.2 million in first quarter 2006
•	All geographic areas experienced significant growth:
•	North America revenue was $202.7 million compared to $132.6 million, up 53 percent
•	Europe revenue was $101.9 million compared to $50.3 million, up 102 percent
•	Asia revenue was $17.7 million compared to $9.7 million, up 83 percent
•	Mix of revenue continues to shift, with revenue from Europe and revenue from automotive/mobile continuing to become a larger piece of the total company
•	Earnings per share increased 86% to $0.80 from $0.43 in 2005; excluding foreign exchange, EPS increased 65% to $0.86 from $0.52 in 2005

Business highlights:

•	Strong sales in automotive/mobile, outdoor/fitness, and marine segments, putting them on track to meet or exceed full year guidance.
•	921,000 units sold in the first quarter of 2006, up 58% from the same quarter in 2005.
•	Delivered 34 new products in the quarter, setting the stage for additional growth as the year progresses.
•	Completed the purchase of our second Taiwan manufacturing facility and expect to begin production in May 2006.
•	Expanded advertising campaign in the U.S. strengthened our leadership position in the face of growing competition.
•	Continued advertising campaign across Europe, which resulted in greater brand awareness and strong growth, particularly for portable navigation devices (PND’s).
•	Introduced many new marine products that include new offshore and inland cartography and new digital fishfinders.
•
Enhanced our position as the leader in GPS-enabled fitness devices as the EdgeTM bicycle product and new Forerunner® 205/305 models became more widely available in our distribution channels and were well-received.

•	Completed certification of Columbia model 400 aircraft, with aircraft shipments to begin in second quarter 2006.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The first quarter was another exciting quarter for Garmin. We are delighted to have delivered a record number (34) of innovative new products. These products, which include many automotive/mobile, outdoor/fitness, marine, and aviation products, have been well received by the market. We also look forward to the sell-through of our new automotive/mobile products scheduled for retail delivery in the second quarter of 2006.

We experienced triple digit growth in our automotive/mobile product line, which demonstrates that our products continue to be well-positioned to take advantage of the growing demand for portable navigation devices both in the U.S. and in Europe. Solid growth in both our outdoor/fitness and marine segments has positioned us to meet or exceed our 2006 guidance for these segments.

Through continuous innovation, we will provide compelling, competitive features like Bluetooth hands-free and creative products like the strong-selling c-series and very popular nüviTM, which combines navigation with industry leading features like a language translator, travel guide, MP3 player, and more. We have the focus and commitment to continue our leadership position in the rapidly expanding U.S. automotive market through 2006 and continue to grow our European market share as well.

To meet our growth goals, we continue to expand our worldwide marketing and sales efforts. We have also increased our manufacturing capacity to meet future demand and compete effectively in the global marketplace, with our new manufacturing facility anticipated to begin production in May 2006.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We are very pleased with our financial results for the first quarter of 2006,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during 2005 grew 67% and 86% respectively, exceeding our expectations. Outdoor/fitness and marine segments performed well, benefiting from new product introductions, and the automotive/mobile segment revenues increased over two and a half times compared to the prior year, when sales were somewhat slow due to the release of c-series products in mid-March 2005. Aviation revenues were up 4% in comparison to last year, when aviation revenues grew strongly driven by strong sales of TAWs enabled products required to meet the FAA equipage mandate. In addition, certification of the Columbia aircraft came later in the first quarter of 2006 than anticipated and resulted in initial shipments of the aircraft by Columbia in the second quarter of this year instead of in the first quarter.

Gross margin and operating margin improved in our outdoor/fitness and marine segments and declined in our automotive/mobile and aviation segments when compared with the year-ago quarter. Total operating margin of 31.1% for the first quarter of 2006 remained strong at 30 basis points above Q4 2005 levels. These results were in line with our expectations.

We also generated $41.3 million of free cash flow in the first quarter of 2006, resulting in cash and marketable securities balance of $764.7 million at the end of the quarter.”

Fiscal 2006 Outlook

We remain optimistic about the future success of our business as new products are coming to the market during the second quarter as we enter a strong PND selling season. General business expectations for 2006, including our new segments, are updated as follows:

•
We anticipate overall revenue to exceed $1.4 billion in 2006, and earnings per share to exceed $3.40. We assume our 2006 effective tax rate will be approximately 16% and estimate an earnings per share impact of $0.07 in 2006 due to the effects of implementing FAS123(R). The impact of FAS123(R) has been included in our guidance.

•
We anticipate revenue growth rates within our aviation, outdoor fitness and marine segments to be 20 percent, 15 percent, and 10 percent, respectively, in 2006. We expect short-term margins within these segments to be relatively stable despite the possibility of quarter-to-quarter variability due to product mix and the timing of new product introductions.

•	We anticipate automotive/mobile revenues to grow above 75 percent in 2006, with declining operating margins due to product mix and a continued transition toward mass market levels.

•
We continue to look forward to introducing a total of 60 new products in 2006, with new product announcements to fall more heavily in the first half of 2006 in preparation for fall deliveries and the holiday season.

•
With the expansion of Taiwan manufacturing to meet growing demand for our products; we will be able to double our production capacity within the automotive/mobile, outdoor/fitness, and marine segments.

•
Increased focus on the development of European opportunities; growth will be supported with a planned expansion of our European headquarters and distribution center and continued emphasis on advertising to enhance awareness of the Garmin brand.

Two-for-One Stock Split and Cash Dividend

The Garmin Board of Directors has approved a two-for-one split of Garmin’s Common Shares, subject to shareholder approval. If approved by the shareholders, the stock split would be effected by the subdivision of each outstanding Common Share of a par value of $0.01 each into two Common Shares of a par value of $0.005 each and a proportional amendment of the authorized share capital. A special meeting of shareholders will be convened for the purpose of considering a resolution to approve the stock split.

The Garmin Board of Directors has also approved a post-stock split annual cash dividend of $0.50 per share (equivalent to a pre-stock split cash dividend of $1.00 per share) payable to shareholders of record on December 1, 2006. This dividend will be paid on December 15, 2006.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency
Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)
	13-Weeks Ended
	April 1,	March 26,
	2006	2005

Net Income (GAAP)	$87,516	$47,401
Foreign currency (gain) / loss, net of tax effects	$6,292	$8,977
Net income, excluding FX	$93,808	$56,378

Net income per share (GAAP):
Basic	$0.81	$0.44
Diluted	$0.80	$0.43

Net income per share, excluding FX:
Basic	$0.87	$0.52
Diluted	$0.86	$0.52

Weighted average common shares outstanding:
Basic	108,185	108,408
Diluted	109,161	109,421

Free cash flow
Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended
	April 1,	March 26,
	2006	2005

Net cash provided by operating activities	$56,216	$42,847
Less: purchases of property and equipment	($14,868)	($11,777)
Free Cash Flow	$41,348	$31,069

2006 Annual Meeting

Garmin Ltd. has stated its annual shareholders meeting will be held at 10:00 a.m., Central Time, on June 9, 2006 at the headquarters of Garmin International, Inc., 1200 E. 151st Street, Olathe, Kansas, 66062. The record date for shareholders entitled to vote at the annual meeting was April 17, 2006.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:          Wednesday, May 3, 2006 at 11:00 a.m. Eastern
Where:     http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:            Simply log on to the web at the address above or call to listen in at 800-883-9537.
Contact:           investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 7595366. An archive of the live webcast will be available until June 2, 2006 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2006, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2006 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2005 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and Forerunner are registered trademarks, and nüvi and Edge are trademarks, of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	April 1,	March 26,
	2006	2005

Net sales	$322,311	$192,651

Cost of goods sold	159,521	89,453

Gross profit	162,790	103,198

Selling, general and
administrative expenses	37,764	20,518
Research and development
expense	24,913	16,928
	62,677	37,446

Operating income	100,113	65,752

Other income (expense):
Interest income	7,305	3,901
Interest expense	(8)	(2)
Foreign currency	(7,446)	(11,138)
Other	3,605	297
	3,456	(6,942)

Income before income taxes	103,569	58,810

Income tax provision	16,053	11,409

Net income	$87,516	$47,401

Net income per share:
Basic	$0.81	$0.44
Diluted	$0.80	$0.43

Weighted average common
shares outstanding:
Basic	108,185	108,408
Diluted	109,161	109,421

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	April 1,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$314,623	$334,352
Marketable securities	46,249	32,050
Accounts receivable, net	200,251	170,997
Inventories	200,253	199,841
Deferred income taxes	36,723	29,615
Prepaid expenses and other current assets	46,361	34,312

Total current assets	844,460	801,167

Property and equipment, net	188,820	179,173

Marketable securities	402,417	344,673
Restricted cash	1,370	1,356
Licensing agreements, net	5,102	6,517
Other assets, net	29,330	29,349

Total assets	$1,471,499	$1,362,235

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$68,809	$76,516
Salaries and benefits payable	10,277	13,005
Warranty reserve	20,179	18,817
Other accrued expenses	28,939	23,993
Income taxes payable	68,879	63,154

Total current liabilities	197,083	195,485

Deferred income taxes	9,730	9,486

Stockholders' equity:
Common stock	1,084	1,081
Additional paid-in capital	109,781	96,242
Retained earnings	1,159,970	1,072,454
Accumulated other comprehensive gain	(6,149)	(12,513)

Total stockholders' equity	1,264,686	1,157,264
Total liabilities and stockholders' equity	$1,471,499	$1,362,235

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	13-Weeks Ended
	April 1,	March 26,
	2006	2005
Operating Activities:
Net income	$87,516	$47,401
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	5,050	4,070
Amortization	8,922	5,372
Loss (gain) on sale of property and equipment	172	(140)
Provision for doubtful accounts	500	146
Deferred income taxes	(7,725)	1,596
Foreign currency translation gains/losses	10,290	15,116
Provision for obsolete inventories	4,712	2,346
Stock compensation expense	2,500	–
Realized gains on marketable securities	(3,852)	–
Changes in operating assets and liabilities:
Accounts receivable	(29,753)	8,440
Inventories	(5,124)	(11,943)
Other current assets	(18,141)	(337)
Accounts payable	(7,707)	(14,346)
Other current liabilities	3,580	(10,558)
Income taxes	5,725	(4,316)
Purchase of licenses	(449)	–
Net cash provided by operating activities	56,216	42,847

Investing activities:
Purchases of property and equipment	(14,868)	(11,777)
Purchase of intangible assets	(683)	(177)
Purchase of marketable securities, net	(71,607)	(33,162)
Change in restricted cash	(14)	(22)
Proceeds from sale of property and equipment	0	–
Net cash provided by investing activities	(87,172)	(45,138)

Financing activities:
Proceeds from issuance of common stock	6,671	1,104
Tax benefit related to stock option exercise	4,371	–
Net cash provided by financing activities	11,042	1,104

Effect of exchange rate changes on cash and cash equivalents	185	471

Net increase in cash and cash equivalents	(19,729)	(716)
Cash and cash equivalents at beginning of period	334,352	249,909
Cash and cash equivalents at end of period	$314,623	$249,193

	Garmin Ltd. And Subsidiaries
	Revenue, Gross Profit, and Operating Income by Segment

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total
13-Weeks Ended April 1, 2006

Net sales	$63,645	$50,703	$150,730	$57,233	$322,311
Gross profit	$36,343	$28,017	$63,086	$35,344	$162,790
Operating income	$24,679	$18,914	$36,292	$20,228	$100,113

13-Weeks Ended March 26, 2005

Net sales	$52,658	$41,986	$42,831	$55,176	$192,651
Gross profit	$27,504	$19,638	$19,362	$36,694	$103,198
Operating income	$18,467	$12,408	$11,868	$23,009	$65,752